Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Senior Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. ANNOUNCES PRELIMINARY FOURTH QUARTER DIRECT-TO-CONSUMER COMPARABLE SALES
AND UPDATES SECOND HALF OUTLOOK
•
Adjusted operating loss for the fourth quarter estimated to improve by $0 to $10 million versus year ago, a reduction from previously stated goals, primarily driven by December sales and gross profit shortfalls at Lucky Brand, Juicy Couture and Mexx Europe

•	As a result, second half adjusted operating income improvement vs. 2009 is now estimated to be between $40 million and $50 million, versus a previously stated goal of $80 million

•	Company ends fiscal 2010 with $578 million in total debt, including $23 million in bank debt and availability on our bank credit facility well in excess of $200 million
New York, NY — January 6, 2011 — Liz Claiborne Inc. (NYSE:LIZ) today announced preliminary fourth quarter 2010 direct-to-consumer comparable sales (inclusive of e-commerce net sales) as follows:

Brand	October	November	December	Q4
Juicy Couture	3%	9%	(5%)	1%
kate spade	60%	24%	51%	44%
Lucky Brand	(4%)	(8%)	(13%)	(10%)
Mexx Europe	(4%)	4%	(16%)	(7%)
Mexx Canada	9%	5%	2%	4%
William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Direct-to-consumer comparable sales in October and November were close to plan overall; however, reduced traffic — impacted in part by weather-related issues, especially in Europe — fashion misses in certain product categories and a highly competitive promotional environment, resulted in comparable sales and gross profit in December at Juicy Couture, Lucky Brand and Mexx Europe that were clearly disappointing. With these sales and associated gross profit shortfalls, we have revised our expectation for fourth quarter and second half adjusted operating income. We are providing an update to our previous outlook which called for an $80 million increase in adjusted operating income in the second half of 2010 compared to 2009: we now expect adjusted operating loss for the fourth quarter to improve by $0 to $10 million versus a year ago, and as a result, a second half increase in adjusted operating income in the range of $40 to $50 million.”
Mr. McComb added, “Despite the challenging results of the fourth quarter, our balance sheet and cash flow positions remain quite strong at year end. During the quarter, we continued to generate significant year over year decreases in debt as we ended the year with total debt of $578 million, an $80 million decrease compared to the fourth quarter of 2009. While it’s too early in our closing process to fully quantify the Company’s inventory position, we believe we successfully reduced the third quarter excess inventories in the Domestic-Based Direct Brands by clearing product throughout the season. We drove continued cost reductions, with adjusted SG&A for the quarter expected to be approximately $355 million, compared to $395 million in 2009. Cash flow was quite strong in the fourth quarter, resulting in bank debt of $23 million at year-end, and availability well in excess of $200 million under our bank credit facility. Capital expenditures for fiscal 2010 were approximately $80 million, below our plan of $90 million. Lastly, inventories for Domestic-Based Direct Brands will be higher at year-end versus prior year to support e-commerce and retail expansion, although excess inventories identified on the third quarter 2010 call were reduced.”
Mr. McComb concluded, “2010 was a year of substantial change in our business. We finished the year with an improved second half adjusted operating income and improved adjusted gross profit margins...but a very tough month in December depressed our ability to hit our goals for Juicy Couture, Lucky Brand, and Mexx Europe. We will return with a full report on the quarter and year end overview on the scheduled February 17th conference call; at that time we will provide a view of our performance targets for 2011 and how our story will unfold through 2012.”
As the Company has not completed its quarter and year-end fiscal close and its analysis of fiscal 2010, and the audit of its 2010 financial statements is not complete, the results presented in this press release are estimated and preliminary, and, therefore, may change. The adjusted results for the fourth quarter of 2010 and 2009 exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities and non-cash impairment charges. The Company believes that the adjusted results for the fourth quarter of 2010 and 2009 represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. Estimates of 2010 fourth quarter and second half GAAP results are not provided in this press release as the Company has not yet completed its accounting for certain streamlining initiatives and brand exiting activities associated with its exit of the Liz Claiborne brand outlet operations in the US and Puerto Rico and the Liz Claiborne brand concession operations in Europe.
The Company will sponsor a conference call and web cast at 4:30 pm EST today to discuss these results for the fourth quarter of 2010. The dial-in number is 1-888-694-4676 with pass code 35582068. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website.
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Juicy Couture, kate spade, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans and DKNY® Active brands. The Liz Claiborne and Claiborne brands are available at JCPenney, the Liz Claiborne New York brand designed by Isaac Mizrahi is available at QVC, and the Dana Buchman and Axcess brands are sold at Kohl’s. Visit www.lizclaiborneinc.com for more information.
Liz Claiborne Inc. Forward-Looking Statement
Statements contained or incorporated by reference herein that relate to the Company’s preliminary or estimated results or its future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “forecast,”

“project,” “expect,” “believe,” “preliminary,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility, may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory; the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level and whether holders of our Convertible Notes issued in June 2009 will, if and when such notes are convertible, elect to convert a substantial portion of such notes, the par value of which we must currently settle in cash; general economic conditions in the United States, Europe and other parts of the world; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; continued restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans; our ability to effect a turnaround of our MEXX Europe business; our ability to successfully re-launch our Lucky Brand product offering; our ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the implementation of the licensing arrangements with J.C. Penney Corporation, Inc. and J.C. Penney Company, Inc. and with QVC, Inc., including, without limitation, our ability to efficiently change our operational model and infrastructure as a result of such licensing arrangements, our ability to continue a good working relationship with these licensees and possible changes in our other brand relationships or relationships with other retailers as a result; our ability to complete the closure of our Liz Claiborne branded outlet operations on terms satisfactory to us and the adverse effect such closure may have on our results of operations and cash flows; the outcome of current and future litigations and other proceedings in which we are involved, which may have a material adverse effect on our results of operations and cash flows; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our agreement with Li & Fung Limited, which results in a single foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product and tariffs and other trade barriers, to which our international operations are subject; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products but political activity seeking to re-impose quota has been initiated or threatened; our exposure to domestic and foreign currency fluctuations; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and such other factors as are set forth in the Company’s 2009 Annual Report on Form 10-K/A for the year ended January 2, 2010; the Company’s Quarterly Report on Form 10-Q for the period ended April 3, 2010; the Company’s Quarterly Report on Form 10-Q for the period ended July 3, 2010, and the Company’s Quarterly Report on Form 10-Q for the period ended October 2, 2010, each filed with the Securities and Exchange Commission, in the section in each report entitled “Risk Factors.” In addition, the preliminary and estimated results contained in this press release remain subject to the completion of the Company’s quarter and year-end fiscal close, its analysis of fiscal 2010 and the audit of its 2010 financial statements, and, therefore, may change. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.